ANNEX A

The table below specifies the date, amount and price of shares of Common Shares purchased or sold by the Reporting Persons during the past 60 days. The Reporting Persons effected such transactions through open market transactions.

Reporting Person	Date	Shares Purchased (Sold)	Price
LCM	6/4/2025	17,500	$9.5419
LCM	6/5/2025	5,627	$9.7511
LCM	6/6/2025	15,000	$10.1616
LCM	6/9/2025	10,072	$10.4985
LCM	6/10/2025	10,000	$10.5580
LCM	6/11/2025	12,500	$10.4683
LCM	6/12/2025	7,500	$10.3392
LCM	6/12/2025	947	$11.3996
LCM	6/17/2025	12,500	$12.3565
LCM	6/18/2025	7,500	$12.5421
LCM	6/20/2025	8,939	$12.4231
LCM	6/23/2025	20,000	$12.8568
LCM	6/24/2025	15,000	$12.9827
LCM	6/25/2025	5,000	$13.0985
LCM	6/26/2025	7,500	$13.1511
LCM	6/27/2025	7,500	$13.1348
Hovers	5/30/2025	3,000	$12.68
Hovers	5/9/2025	(1,000)	$13.17
Hovers	5/8/2025	(1,000)	$13.31
Hovers	5/7/2025	(1,000)	$13.22
Hovers	5/6/2025	(1,000)	$13.21
Hovers	5/5/2025	(1,000)	$13.45
Moroney	6/30/2025	(2,500)	$13.33
Moroney	5/29/2025	2,500	$12.05